Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. APPOINTS TWO MEMBERS TO BOARD OF DIRECTORS

New York, New York — April 21, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 555 retail stores, today announced the appointments of Jill Beraud and Michelle Pearlman to its Board of Directors effective May 2, 2011.

Gregory Scott, New York & Company’s CEO, stated: “Now is an opportune time to add talent to our Board of Directors as we continue to develop New York & Company into the dominant value player for women’s modern wear-to-work fashion.  We are excited to welcome Jill and Michelle to our Board and look forward to benefiting from their contributions.  Jill’s extensive experience working with some of the most reputable brands in the consumer goods arena has given her a command of strategic marketing and brand building, which will be an enormous asset to our organization.  Michelle’s expertise in E-commerce and retail operations will add value to the Board by providing an enhanced perspective on the Company’s growing customer relations marketing efforts and E-commerce business.”

Jill Beraud currently serves as PepsiCo Americas Beverages’ Chief Marketing Officer and President-Joint Ventures.  Prior to this, Ms. Beraud was PepsiCo’s Global Chief Marketing Officer, with responsibility for developing global brands and marketing strategies for PepsiCo’s $40-billion portfolio of food and beverage brands to drive long-term growth and innovation around the world.  Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands, most recently as Chief Marketing Officer of Victoria’s Secret.  She also served as Executive Vice President of Marketing for Limited Brands’ broader portfolio of specialty brands including Bath & Body Works, C.O. Bigelow, Henri Bendel, Express, Limited Stores and Victoria’s Secret.  Ms. Beraud began her career at Procter & Gamble.  She currently serves on the leadership advisory board of the Wharton School’s Global Consulting Practice and is on the board of governors for World of Children.

Michelle Pearlman possesses 20 years of retail, consumer, marketing, and e-commerce focused experience.  Most recently, Ms. Pearlman was Senior Vice President, President of the jewelry business unit, for Sears Holdings Corporation.  Prior to Sears Holdings Corporation, Ms. Pearlman was with Ann Taylor, Inc., where she was an EVP, leading the E-commerce Business Unit and direct marketing for Ann Taylor and Loft divisions.  She joined Ann Taylor after serving as an Associate Principal with McKinsey & Company where she managed turnaround and growth strategies for numerous clients focused on retail and consumer products. Ms. Pearlman started her career at Procter & Gamble. She was named to Crain’s Chicago Business “40 under 40” in 2009.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories known for offering the latest NY Style. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. As of April 11, 2011, the Company operated 555 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

Media: Kristina Jorge

(203) 682-8200

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) the Company’s ability to successfully maintain its restructuring and cost reduction program; (iii) the current economic conditions which could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.